SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC  20549
                           _______________

                              FORM 8-K
        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  January 10, 1995

                         Data Switch Corporation
                      _____________________________
            (Exact Name of Registrant as Specified in Charter)


         Delaware                 0-10745           06-0962862
__________________________________________________________________
(State or Other Jurisdiction     (Commission       (IRS Employer
 of Incorporation)                File Number)      Identification
                                                    Number)

   One Enterprise Drive, Shelton, CT                 06484
__________________________________________________________________
  (Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code: (203) 926-1801


Item 5.  Other Events

On January 10, 1995, Mr. Richard E. Greene the founder and single largest stockholder of the Registrant resigned from the Board of Directors of the Registrant. Mr. Greene's resignation was not due to any known disagreement with the Registrant relating to the Registrant's operating policies or practices.

Also on January 10, 1995, Mr. Greene and the Registrant entered into a series of transactions described below.

(i) Mr. Greene's pre-existing consulting agreement with the Registrant was affirmed and amended to increase his compensation thereunder from $175,000 and $125,000 to $225,000 and $175,000 in
1995 and 1996, respectively, in exchange for Mr. Greene's undertaking certain additional responsibilities.

(ii) Mr. Greene granted to the Registrant certain option rights and rights of first refusal with respect to shares of the Registrant's Common Stock owned by Mr. Greene. As a result, Registrant has an option to purchase 200,000 shares of the pledged stock (described in (iii) below) at the price of $3.00 per share, and the right of first refusal to purchase any shares which Mr. Greene desires to sell in any private sale transaction.
$500,000, bearing interest at the prime rate changed by Registrant's lender plus 1%. Principal payments on such loan are payable in thirty six (36) equal monthly installments of $13,888.88, commencing on January 1, 1997. This loan is secured by a pledge by Mr. Greene of 400,000 shares of the Registrant's Common Stock.


                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                                      DATA SWITCH CORPORATION
                                      _______________________
                                      (Registrant)


Date:  January 19, 1994               By: /s/
                                      ________________________
                                      W. James Whittle
                                      Senior Vice President and
                                      Chief Financial Officer